As filed with the Securities and Exchange Commission on August 10, 2017.

Registration No. 333-189556

Registration No. 333-190691

Registration No. 333-201213

Registration No. 333-211811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189556

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190691

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201213

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211811

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Community Financial Partners, Inc.

(Exact name of registrant as specified in its charter)

Illinois	20-4718752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o First Busey Corporation 100 West University Ave. Champaign, Illinois 61820	61820
(Address of Principal Executive Offices)	(Zip Code)

First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan

First Community Financial Partners, Inc. 2013 Equity Incentive Plan

First Community Financial Partners, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Robin N. Elliott

Chief Operating Officer & Chief Financial Officer

First Busey Corporation

100 West University Ave.

Champaign, Illinois 61820

(217) 965-4544

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Abdul R. Mitha

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of First Community Financial Partners, Inc. (the “Registrant”):

•                  File No. 333-189556, pertaining to the registration of 1,839,001 shares of common stock, par value $1.00 per share, issuable under the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan.

•                  File No. 333-190691, pertaining to the registration of 100,000 shares of common stock, par value $1.00 per share, issuable under the First Community Financial Partners, Inc. 2013 Equity Incentive Plan.

•                  File No. 333-201213, pertaining to the registration of 900,000 shares of common stock, par value $1.00 per share, issuable under the First Community Financial Partners, Inc. 2013 Equity Incentive Plan.

•                  File No. 333-211811, pertaining to the registration of 2,000,000 shares of common stock, par value $1.00 per share, issuable under the First Community Financial Partners, Inc. 2016 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of February 6, 2017, between First Busey Corporation (“First Busey”) and the Registrant, on July 2, 2017, the Registrant merged with and into First Busey, with First Busey as the surviving corporation (the “Merger”).

In connection with the consummation of the Merger, the Registrant hereby terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Champaign, state of Illinois, on August 10, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

FIRST BUSEY CORPORATION,
on behalf of First Community Financial Partners, Inc.

By:	/s/ Robin N. Elliott
Name:	Robin N. Elliott
Title:	Chief Operating Officer and Chief Financial Officer